PEOPLE'S SAVINGS FINANCIAL CORP.

                              STOCKHOLDER AGREEMENT


                  This amended and restated STOCKHOLDER AGREEMENT, dated as of April 4, 1997, is entered into by and among Webster Financial Corporation, a Delaware corporation ("Webster"), and the stockholders of People's Savings Financial Corp., a Connecticut corporation ("People's"), named on Schedule I hereto (collectively, the "Stockholders"), who are directors, executive officers or other affiliates (for purposes of Rule 145 under the Securities Act of 1933, as amended, and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of People's.

                  WHEREAS, Webster, Webster Subsidiary Corporation, wholly-owned subsidiary of Webster ("Merger Sub"), and People's have entered into an Agreement and Plan of Merger, dated as of April 4, 1997 (the "Agreement"), which is conditioned upon the execution of this Stockholder Agreement and which provides for, among other things, the acquisition of People's by Webster, to be effected by the merger of Merger Sub with and into People's, in a stock-for-stock transaction (the "Merger"); and

                  WHEREAS, in order to induce Webster to enter into or proceed with the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement in his/her capacity as a stockholder of People's;

                  NOW, THEREFORE in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. OWNERSHIP OF PEOPLE'S COMMON STOCK. Each Stockholder represents and warrants that the number of shares of People's common stock, par value $1.00 per share ("People's Common Stock"), set forth opposite such Stockholder's name on
Schedule I hereto is the total number of shares of People's Common Stock over which such person has "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that the provisions of Rule 13d-3(d)(1)(i) shall be considered without any limit as to time.

         2. AGREEMENTS OF THE STOCKHOLDERS. Each Stockholder covenants and agrees that:

                  (a) Such Stockholder shall, at any meeting of the holders of People's Common Stock called for the purpose, vote or cause to be voted all shares of People's Common Stock in which such Stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement.

                  (b) Except as otherwise expressly permitted hereby, such Stockholder shall not, during the risk sharing period as interpreted by the Securities and Exchange Commission ("SEC"), sell, pledge, transfer or otherwise dispose of his/her shares of People's Common Stock; provided, however, that this
Section 2(b) shall not apply to a pledge existing as of March 28, 1997.

                  (c) Such Stockholder shall not in his/her capacity as a stockholder of People's directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Webster or an affiliate thereof) concerning any merger, sale of all or substantially all of the assets or liabilities not in the ordinary course of

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business,  sale of shares of  capital  stock or  similar  transaction  involving
People's. Nothing herein shall impair such Stockholder's fiduciary obligations as a director of People's.

                  (d) Such Stockholder shall use his/her best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger contemplated by this Stockholder Agreement.

                  (e) Such Stockholder shall not, prior to the public release by Webster of an earnings report to its stockholders covering at least one month of operations after consummation of the Merger (the "Restricted Period"), sell, pledge (other than the replacement of a pledge existing on March 28, 1997 of People's Common Stock), transfer or otherwise dispose of the shares of Webster common stock, par value $.01 per share (the "Webster Common Stock"), to be received by him/her for his/her shares of People's Common Stock upon consummation of the Merger, it being agreed that Webster shall use commercially reasonable efforts to publish such earnings report within 45 days after the end of the first month after the Merger becomes effective in which there are at least 30 days of post-Merger combined operations.

                  (f) Such Stockholder shall comply with all applicable federal and state securities laws in connection with any sale of Webster Common Stock received in exchange for People's Common Stock in the Merger, including the trading and volume limitations as to sales by affiliates contained in Rule 145 under the Securities Act of 1933, as amended.

                  (g) During the Restricted Period, such Stockholder shall not sell or otherwise dispose of a number of shares of his/her People's Common Stock, or shares of Webster Common Stock which are exchanged for said shares,
(i) which is greater than 10% of his/her total beneficial ownership of said shares as of the date of the first such sale and (ii) which in the aggregate with shares sold or otherwise disposed of by all other Stockholders will be greater than 1% of the issued and outstanding shares of People's as of the date of the first such sale. For purposes of this computation, outstanding stock options that currently are exercisable would be considered as outstanding or beneficially owned after such options are converted to common stock equivalents using the treasury stock method in accordance with generally accepted accounting principles.

                  (h) Except as set forth in the attached Schedule II, such Stockholder has no present plan or intent, and as of the effective time of the Merger, shall have no present plan or intent, to engage in a sale, exchange, transfer (other than an intrafamily gift), distribution (including a distribution by a corporation to its shareholders), redemption, or reduction in any way of such Stockholder`s risk of ownership by short sale or otherwise, or other disposition (not including a bona fide pledge), directly or indirectly (collectively a "Sale"), with respect to any of the shares of Webster Common Stock to be received by such Stockholder upon the Merger (except for cash received for fractional shares). Such Stockholder is not aware of, or participating in, any plan or intent on the part of People's stockholders (a "Plan") to engage in sales of the Webster Common Stock to be issued in the Merger such that the aggregate fair market value, as of the effective time of the Merger, of the shares subject to such Sales would exceed 50% of the aggregate fair market value of all outstanding People's Common Stock immediately before the Merger (the "Outstanding People's Common Stock"). A sale of Webster Common Stock shall be considered to have occurred pursuant to a Plan if, for example, such Sale occurs in a transaction that is in contemplation of, or related or pursuant to, the Merger (a "Related Transaction"). In addition, shares of People's Common Stock (i) with respect to which dissenters' rights are exercised, (ii) exchanged for cash in lieu of fractional shares of Webster Common Stock, and (iii) with respect to which a Related Transaction occurs before the Merger shall

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be  considered  to be shares  of  Outstanding  People's  Common  Stock  that are exchanged for shares of Webster Common Stock that are disposed of pursuant to a Plan.

         3. SUCCESSORS AND ASSIGNS. A Stockholder may sell, pledge, transfer or otherwise dispose of his/her shares of People's Common Stock, provided that such Stockholder obtains the prior written consent of Webster and that any acquirer of such People's Common Stock agrees in writing to be bound by this Stockholder Agreement.

         4.  TERMINATION.  The parties  agree and intend  that this  Stockholder
Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this
Stockholder Agreement are inadequate. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms; provided, however, that if the holders of People's Common Stock fail to approve the Agreement or People's fails to hold a stockholders' meeting to vote on the Agreement, then (i) Section 2(a) clause (ii) hereof shall continue in effect as to any plan or proposal received by People's from any person, entity or group (other than Webster or any affiliate thereof) prior to the termination of the Agreement or within 180 days after such termination and (ii) Section 2(b) hereof shall continue in effect to preclude a sale other than pursuant to normal brokers transactions on the Nasdaq Stock Market, pledge other than to a bona fide financial institution or recognized securities dealer, transfer or other disposition directly or indirectly to any such person, entity or group in connection with any such plan or proposal, except upon consummation of such plan or proposal.

         5. NOTICES. Notices may be provided to Webster and the Stockholders in the manner specified in the Agreement, with all notices to the Stockholders being provided to them at the addresses set forth at Schedule I.

         6. GOVERNING LAW. This Stockholder Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

         7. COUNTERPARTS. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

         8. HEADINGS. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement.

         9. REGULATORY APPROVAL. If any provision of this Stockholder Agreement requires the approval of any regulatory authority in order to be enforceable, then such provision shall not be effective until such approval is obtained; provided, however, that the foregoing shall not affect the enforceability of any other provision of this Stockholder Agreement.

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                  IN WITNESS WHEREOF, Webster, by a duly authorized officer, and each of the Stockholders have caused this Stockholder Agreement to be executed and delivered as of the day and year first above written.

WEBSTER FINANCIAL CORPORATION


By:
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      James C. Smith
      Chairman and Chief Executive Officer






STOCKHOLDERS:


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                                   SCHEDULE I

                                             Number of Shares of People's Common
Name and Address of Stockholder                    Stock Beneficially Owned
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